Exhibit 99.1

Uroplasty Receives NASDAQ Listing Compliance Letter
Due to Late Filing of Annual Report on Form 10-K

MINNEAPOLIS, MN, July 3, 2013 – Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative products to treat voiding dysfunctions, announced today that it has received a letter from The NASDAQ Stock Market LLC notifying the Company that it is not in compliance with NASDAQ Listing Rule 5250 (c)(1) because its Annual Report on Form 10-K for the year ended December 31, 2012, was not filed on a timely basis with the Securities and Exchange Commission.

As previously announced, the Company is currently in the process of reviewing its internal control over financial reporting relating to orders and the payment of sales commissions at the end of fiscal quarters and has been delayed in filing its Form 10-K pending completion of that review.  The Company expects to complete the review process and file is Form 10-K as soon as practicable. Based upon facts available, the Company does not currently believe that it is likely that this review will require a material revision of its previously released earnings.

The NASDAQ letter dated July 2, 2013 requires the Company to submit a plan within 60 days to regain compliance with NASDAQ's filing requirements for continued listing. The Company expects to have filed its 2012 Form 10-K and be in full compliance prior to the due date of the plan.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a global medical company committed to offering transformative treatment options to specialty physicians. Our products are designed to help providers change the lives of their voiding dysfunction patients and strengthen the efficiency of their practices. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, the only FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder and associated symptoms of urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information
This press release contains forward-looking statements that reflect our best estimates regarding future events. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from our anticipated events, including further facts or issues that may be uncovered during the course of the review referenced in this press release that could delay our 10-K filing.